FIRST AMENDMENT
TO THE CUSTODY AGREEMENT

THIS AMENDMENT effective as of the last date on the signature block, to the Custody Agreement (the “Agreement”) dated as of September 5, 2018, as amended, is entered into by and between PROCURE ETF TRUST II, a Delaware trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit B, as amended to add the following ETF:

Procure Disaster Recovery ETF

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

PROCURE ETF TRUST II	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Robert Tull	By: /s/ Anita M. Zagrodnik

Name: Robert Tull	Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

Date: May 20, 2022	Date: May 23, 2022

Exhibit B to the Custody Agreement
Procure ETF Trust II

Name of Funds

    Procure Space ETF
    Procure Disaster Recovery ETF

2